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EXHIBIT 5.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
ATI Technologies Inc.

         We consent to the use of our report dated September 29, 2003, with respect to the consolidated financial statements of the Company as of August 31, 2003 and 2002 and for each of the years in the three year period ended August 31, 2003, incorporated by reference in the Registration Statement on Form F-10 and related prospectus for the registration of US$500,000,000 of common shares, preferred shares, debt securities, warrants, stock purchase contracts and units and to the reference to our firm under the heading “Experts” in the prospectus.

Toronto, Canada	/s/ KPMG LLP
February 2, 2004